Exhibit 99.1

Entrepreneur and Venture Capital Investor Jonathan McNeill Joins GM’s Board of Directors

DETROIT – General Motors Co. (NYSE: GM) announced today that entrepreneur and venture capital investor Jonathan McNeill, 55, the co-founder and CEO of DVx Ventures, has joined its Board of Directors.

DVx Ventures is a venture firm focused on creating and scaling breakthrough businesses that will have a positive impact on the world. McNeill founded DVx in 2019 after driving significant growth at Lyft, Inc. as chief operating officer and at Tesla, Inc. as president, Global Sales, Delivery and Service.

Before joining Tesla, McNeill was the CEO of software company Enservio, Inc. Prior to that role, he founded and sold multiple successful technology and retail companies including Midwest Cycling, Sterling Collision Centers, Inc., First Notice Systems and Before You Move. He started his career at Bain & Company, Inc. He also serves on lululemon athletica inc.’s Board of Directors.

“Jon’s passion for customers and track record driving growth in the transportation sector will be a tremendous asset to GM as we accelerate toward an all-electric future,” said GM Chair and CEO Mary Barra. “His experience driving constructive disruption to grow businesses and his commitment to making a positive impact on society will be invaluable as we reimagine how our customers and communities move through the world.”

“I am excited to help GM unlock the opportunities enabled by its transformative investments in technology,” said McNeill. “GM is rapidly changing to meet the world’s need for cleaner and safer transportation and they’re uncovering new growth opportunities with every hardware and software innovation they’re introducing.”

GM’s Board now has 13 directors who have senior leadership and board experience across manufacturing, information technology, digital commerce, retail, higher education, investment management, international affairs, defense, transportation, cybersecurity, and pharmaceuticals, among other fields. Six of GM’s directors are women and 12 are independent.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com.

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CONTACTS:

GM Communications

Colleen Oberc

313-409-3323

colleen.oberc@gm.com